UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2011
VENTAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10989	61-1055020

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 S. Wacker Drive, Suite 4800, Chicago, Illinois	60606

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (877) 483-6827
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 22, 2011, Ventas, Inc. (the “Company”) entered into a Second Amended and Restated Employment Agreement (the “New Cafaro Employment Agreement”) with Debra A. Cafaro, the Company’s Chairman of the Board and Chief Executive Officer. As described under “Cafaro Employment Agreement” below, the New Cafaro Employment Agreement eliminated certain provisions from Ms. Cafaro’s prior employment agreement to reflect compensation practices more favorable to the Company and its stockholders. The Company also granted Ms. Cafaro 152,934 shares of restricted stock to support Ms. Cafaro’s continued retention, superior performance and contributions to the Company’s success and in consideration for the provisions removed from Ms. Cafaro’s prior employment agreement.
Cafaro Employment Agreement
Under the New Cafaro Employment Agreement, Ms. Cafaro continues to serve as Chairman of the Board and Chief Executive Officer of the Company. The New Cafaro Employment Agreement amended and restated Ms. Cafaro’s previously existing employment agreement dated December 28, 2006 (as amended, the “2006 Cafaro Employment Agreement”) to eliminate (i) a provision that provided for payment of severance benefits if Ms. Cafaro were to terminate employment with the Company without Good Reason (as defined in the New Cafaro Employment Agreement) within the 30-day period commencing one year after a change of control (a so-called “modified single trigger”) and (ii) certain tax gross-up payments with respect to severance and other benefits in connection with a change of control. Under certain circumstances, Ms. Cafaro’s severance payments or other benefits will be subject to reduction such that there will be no taxes imposed upon her by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar state or local tax.
The New Cafaro Employment Agreement provides Ms. Cafaro with a base salary of not less than $915,000 per year, effective as of January 1, 2011 and subject to increases, if any, as determined by the Executive Compensation Committee of the Board of Directors of the Company. In addition, to support Ms. Cafaro’s continued retention, in recognition of her superior performance and contributions to the Company’s success, and in consideration for the elimination of the change of control “modified single trigger” and change of control tax gross-up payments from the 2006 Cafaro Employment Agreement, Ms. Cafaro received a special equity incentive award on March 22, 2011 in the form of 152,934 shares of restricted stock. These shares vest in five equal annual installments beginning on the first anniversary of the date of grant. The shares are subject to accelerated vesting in the event of death, disability, termination of employment by the Company without Cause (as defined in the New Cafaro Employment Agreement) or termination of employment by Ms. Cafaro with Good Reason (as defined in the New Cafaro Employment Agreement) but are not subject to accelerated vesting solely upon a change of control.
Other than as set forth above, the terms and conditions of the New Cafaro Employment Agreement are materially consistent with the terms and conditions of the 2006 Cafaro Employment Agreement.
A copy of the New Cafaro Employment Agreement is filed herewith as Exhibit 10.1 and is incorporated in this Item 5.02 by reference. The foregoing description of the New Cafaro Employment Agreement is qualified in its entirety by reference to the full text of the New Cafaro Employment Agreement.
Riney Severance Agreement
On March 22, 2011, the Company also entered into an Amended and Restated Change-in-Control Severance Agreement (the “New Riney Severance Agreement”) with T. Richard Riney, the Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company. The New Riney Severance Agreement amended and restated Mr. Riney’s previously existing change-in-control severance agreement dated May 1, 1998 (as amended, the “1998 Riney Severance Agreement”) to eliminate a provision that provided for payment of severance benefits if Mr. Riney were to terminate employment with the Company without Good Reason (as defined in the New Riney Severance Agreement) within the 30-day period commencing 30 days after a change of control or within the 30-day period commencing one year after a change of control (also a “modified single trigger”).

Other than as set forth above, the terms and conditions of the New Riney Severance Agreement are materially consistent with the terms and conditions of the 1998 Riney Severance Agreement.
A copy of the New Riney Severance Agreement is filed herewith as Exhibit 10.2 and is incorporated in this Item 5.02 by reference. The foregoing description of the New Riney Severance Agreement is qualified in its entirety by reference to the full text of the New Riney Severance Agreement.

Item 9.01.	Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
Not applicable.
(b) Pro Forma Financial Information.
Not applicable.
(c) Shell Company Transactions.
Not applicable.
(d) Exhibits:

Exhibit
Number	Description
10.1	Second Amended and Restated Employment Agreement dated as of March 22, 2011 between the Company and Debra A. Cafaro.

10.2	Amended and Restated Change-in-Control Severance Agreement dated as of March 22, 2011 between the Company and T. Richard Riney.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.
Date: March 24, 2011	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Second Amended and Restated Employment Agreement dated as of March 22, 2011 between the Company and Debra A. Cafaro.

10.2	Amended and Restated Change-in-Control Severance Agreement dated as of March 22, 2011 between the Company and T. Richard Riney.